Regarding an Offer by

THE DENALI FUND INC.

to Purchase for Cash

Up to 720 of Its

Outstanding Series A Auction Preferred Shares

June 22, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed to act as the Depositary in connection with the offer by The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), to purchase for cash up to 720 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 22, 2011 and the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the APS Shares is an amount per share, net to the seller in cash, equal to $23,750 or 95% of the liquidation preference of $25,000 per share, plus any unpaid dividends accrued through July 22, 2011, or such later date to which the Offer is extended.

We are asking you to contact your clients for whom you hold APS Shares registered in your name (or in the name of your nominee) or who hold APS Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.       The Offer to Purchase dated June 22, 2011;

2.       Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding;

3.       A form of letter which may be sent to your clients for whose accounts you hold APS Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

4.       A return envelope addressed to the Depositary.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, JULY 22, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is not being made to, nor will the Fund accept tenders from, holders of APS Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of APS Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock or share transfer taxes applicable to its purchase of APS Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding at a 28% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 4, "Procedures for Tendering Preferred Shares," of the Offer to Purchase.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of APS Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., Eastern time, on July 22, 2011.

In order to facilitate the Offer and any auctions for APS Shares that may remain outstanding after the Offer is completed, when you tender APS Shares on behalf of your clients you will need to provide additional contact information for your Auction Department, or whoever submits auction instructions for the APS Shares on your behalf.  Should you be unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.  Please contact Morrow & Co., LLC, the Information Agent for the Offer, at (203) 658-9400 with any questions.

Neither the Fund, the investment advisers to the Fund, nor the Board of Directors of the Fund makes any recommendation to any holder of APS Shares as to whether to tender all or any APS Shares.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

The Colbent Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.